Exhibit 99.4

AngioSoma, Inc. Is Pleased To Welcome Dr. Leonard Wisneski, MD, FACP As The Medical Advisory Board Chairman

Dr. Wisneski’s medical and teaching experience will play a key role in the growth of AngioSoma.

RICHLAND, WA / ACCESSWIRE / May 4, 2021 / AngioSoma, Inc. (OTC PINK:SOAN) has added Dr. Leonard Wisneski, MD, FACP as the Chair of the Medical Advisory Board. Dr. Wisneski’s experience in frontier sciences, patient care, and integrative health, as well as his leadership roles at major health care organizations will bring additional resources and expertise to the AngioSoma team.

Headquartered in Richland, Washington, AngioSoma, Inc. is a fast-growing company focused on providing medical research, development and treatments for wellness and disease. With a mission to “help people begin their journeys to health,” AngioSoma also brings high quality supplement products and medical devices to the market.

“We are thrilled to be working with Dr. Wisneski,” said James C. Katzaroff, President and CEO, AngioSoma, Inc. “AngioSoma is a company that understands how important it is to work directly with medical professionals and to educate and arm them with the tools they need to stop the progression of challenging diseases like Multiple Sclerosis. Dr. Wisneski’s experience working with major health care organizations, as well as the Fortune 500, will be a tremendous addition to our medical outreach, clinical trials, and care planning.”

Leonard A. Wisneski, MD, FACP is Clinical Professor of Medicine at George Washington University Medical Center, Adjunct Faculty in the Department of Biochemistry and Molecular Biology, Division of Integrative Physiology, at Georgetown University where he is a founding member of the Complementary and Alternative Medicine Curriculum Planning Committee and has taught a course in integrative medicine for several years. He also holds faculty positions in the Department of Medicine as well as The Department of Nursing at The University of Colorado. He was Vice Chairman of the NIH Consensus Panel on Acupuncture and is Chairman of the NIH Advisory Board on Frontier Sciences at the University of Connecticut. He holds fellowship positions in The American College of Physicians and The American College of Nutrition.

He served on the board of the American Holistic Medical Association and was President of the International Society for the Study of Subtle Energies and Energy Medicine. He currently serves as Chairman Emeritus of the Integrative Health Policy Consortium which promotes national legislation pertaining to integrative healthcare. He is a Research Advisor to The International Hyperbaric Medicine Association and serves on the advisory board of The Academic Collaborative for Integrative Health. He has published over 30 scientific articles and a textbook, “Scientific Basis of Integrative Health, Third Edition.” He has been in the clinical practice of endocrinology and integrative medicine for over 30 years.

Dr. Wisneski co-founded and served as the regional President and Medical Director of American Whole Health, an integrative, multi-practitioner center devoted to fostering individuals in the achievement of health and life goals. His medical practice in endocrinology and integrative medicine, spanning three decades, embodies the true meaning of integrative healthcare delivery- an optimal synthesis of conventional and alternative medicine practiced with a whole-person approach delivered with reverence and humanism. He also served in the role of Medical Director and Chief Medical Editor of Integrative Medicine Communications, a publishing company which produced textbooks and newsletters devoted to this new field of medicine.

Dr. Wisneski graduated from Thomas Jefferson Medical College and performed his postgraduate training in the field of Internal Medicine and Endocrinology in the George Washington University healthcare system, where he served as Chief Medical Resident in Internal Medicine. From 1977 until 1997, Dr. Wisneski was the Corporate Medical Director of Marriott International, Inc., and Director of Medical Education at Holy Cross Hospital in Silver Spring, Maryland, an affiliate of George Washington University Medical School and Children’s National Medical Center where he devoted his efforts to teaching the fundamentals of internal medicine, as well as an integrative, whole person approach to medicine.

“AngioSoma is at the heart of what I am passionate about,” said Dr. Leonard Wisneski. “Working together to help solve the medical challenges around Multiple Sclerosis and other diseases means that together, we are taking a leap forward in the quality of life of our patients. I am thrilled to be a part of this process and to help bring a much-needed healthcare option to Multiple Sclerosis - and other patients, in AngioSoma’s patented formula, once it reaches FDA approval.”

NOTICE REGARDING FORWARD LOOKING STATEMENTS

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words believes, expects, anticipate or similar expressions. Such forward-looking statements involve known and unknown risks, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

About AngioSoma, Inc.

AngioSoma is a wellness company dedicated to bringing innovative, effective and high-quality supplement products and medical devices to the medical, wellness and adult-use markets through our marketing subsidiary, SomaCeuticals™.

Learn more at www.muscles4U.com and https://muscles4u.blogstop.com. Stay up to date at Twitter: @tweetmuscles4u, Instagram and Facebook.

Notice Regarding Forward Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

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Brooke Greenwald

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